Exhibit 10.8
PATENT ASSIGNMENT OF SECURITY
     WHEREAS, Verso Technologies, Inc., a Minnesota corporation (“Company”), owns the patents and patent applications shown in the attached Schedule A (the “Patents”), for which there are recordings or applications in the United States Patent and Trademark Office under the numbers shown in the attached Schedule A; and
     WHEREAS, Company entered into (i) a certain Security Agreement, dated as of September 20, 2006, among Company, certain subsidiaries of Company and Laurus Master Fund, Ltd. (“Laurus”) and (ii) a certain Intellectual Property Security Agreement, dated as of September 20, 2006, among Company, certain subsidiaries of Company and Laurus (as each may be amended, modified, restated or supplemented from time to time, collectively, the “Agreements”); and
     WHEREAS, pursuant to the Agreements, Company is granting to Laurus a security interest in the Patents, all proceeds thereof, all rights corresponding thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and the recordings and applications therefor.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Company does hereby grant to Laurus a security interest in and to the Patents and recordings and applications therefor, which security interest shall secure all the Obligations as defined in the Agreements and in accordance with the terms and provisions thereof.
     Company expressly acknowledges and affirms that the rights and remedies of Laurus with respect to the security interest granted hereby are more fully set forth in the Agreements.
Dated as of: May 10, 2007

VERSO TECHNOLOGIES, INC.
By:	/s/ Martin D. Kidder
Name: Martin D. Kidder
Title: CFO

LAURUS MASTER FUND, LTD.
By:	/s/ David Grin
	Name:	David Grin
	Title:	Director